EXHIBIT 21

Subsidiaries of Numerex Corp.

BNI Solutions, Inc.
Cellemetry, LLC
Cellemetry Services, LLC
DCX Systems, Inc.
DCX Systems (Australia) PTY Limited (Incorporated in Australia)
Digilog, Inc.
I-3G, LLC
NextAlarm, LLC
Numerex Government Services, LLC
Numerex International Limited
Numerex Solutions, LLC
Orbit One Communications, LLC
uBlip, Inc.
Uplink Security, LLC
VoiceDataWare, Inc.

Each of our subsidiaries is owned directly by Numerex Corp.